Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

Pursuant to Section 607.1003 and Section 607.1006, Florida Business Corporation Act, the Board of Directors of Regency Centers Corporation, a Florida corporation (the “Corporation”), on November 14, 2016, approved the amendment of the Restated Articles of Incorporation to amend Article 4.1 of the Restated Articles of Incorporation and to recommend that the Corporation’s holders of common stock approve the amendment of Article 4.1 of the Restated Articles of Incorporation.

The holders of the Corporation’s common stock, the sole voting group entitled to vote on this amendment of the Restated Articles of Incorporation, at a properly noticed stockholders’ meeting on February 24, 2017, approved the amendment of Article 4.1 of the Restated Articles of Incorporation. The number of votes cast for the amendment by the Corporation’s holders of common stock was sufficient for approval.

Accordingly, Article 4.1 of the Restated Articles of Incorporation shall read in its entirety as follows:

“ARTICLE 4

CAPITAL STOCK

Section 4.1    Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is two hundred and sixty million (260,000,000) shares (the “Capital Stock”) divided into classes as follows:

(a)    Thirty million (30,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and

(b)    Two hundred and twenty million (220,000,000) shares of voting common stock having a par value of $0.01 per share (the “Common Stock”); and

(c)    Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the “Special Common Stock”) and which may be issued in one or more classes or series as further described in Section 4.4

All such shares shall be issued fully paid and nonassessable.”

These Articles of Amendment to the Corporation’s Restated Articles of Incorporation shall become effective on March 1, 2017.

IN WITNESS WHEREOF, the undersigned Senior Vice President, Secretary and General Counsel of the Corporation has executed this Amendment to the Restated Articles of Incorporation this 1st day of March, 2017.

By:	/s/ Barbara C. Johnston
	Name:	Barbara C. Johnston
	Title:	Senior Vice President, Secretary and General Counsel